Exhibit 99.1


       Montpelier Re Grows Book Value Per Share by 33% in 2006


    HAMILTON, Bermuda--(BUSINESS WIRE)--Feb. 14, 2007--Montpelier Re Holdings Ltd. (NYSE: MRH) (the "Company") ended 2006 with a fully converted book value per share (1) of $15.46, a return (2) of 10.4% for the quarter and 33.2% for the year, inclusive of dividends.

    Comprehensive income for the quarter and year ended December 31, 2006 was $140 million and $362 million, or $1.44 and $3.86 per diluted common share, respectively. Operating income, which excludes realized investment and foreign exchange gains and losses, was $111 million for the fourth quarter and $286 million for the year, or $1.14 and $3.05 per diluted common share respectively.

    Anthony Taylor, Chairman and CEO, commented: "Our quarterly combined ratio was 35.7 percent, a reflection of a favorable pricing environment, the low level of catastrophe losses, zero development of the 2004 and 2005 hurricane reserves and $17 million of net favorable reserve development on prior accident years."

    He continued, "A 33.2 percent return represents a fine result for a transitional year. We believe that our focus on short-tail lines of business is the optimal strategy to maximize growth in book value per share over the long run. We continue to explore creative ways to leverage our platform through traditional and non-traditional channels to enhance that return."

    Please refer to the December 31, 2006, Financial Supplement, which is posted on the Company's website at www.montpelierre.bm, for more detailed financial information.

    (1) Fully converted book value per share at December 31, 2006 is based on total shareholders' equity at December 31, 2006 divided by common shares outstanding of 111,775,682 less 15,694,800 common shares subject to the share issuance agreement, plus common shares issuable upon conversion of outstanding share equivalents of 473,771 at December 31, 2006. Fully converted book value per share at September 30, 2006 is based on total shareholders' equity at September 30, 2006, divided by common shares outstanding of 111,775,682 less 15,694,800 common shares subject to the share issuance agreement, plus common shares issuable upon conversion of outstanding share equivalents of 470,310 at September 30, 2006. Fully converted book value per share at December 31, 2005 is based on total shareholders' equity at December 31, 2005 divided by common shares outstanding of 89,178,490 plus common shares issuable upon conversion of outstanding share equivalents of 9,170 at December 31, 2005. Warrants outstanding at December 31, 2006, September 30, 2006, and December 31, 2005, are not included in the calculations as the exercise price is greater than the book value per share.

    (2) The return for the quarter represents the change in fully converted book value per share from $14.07 at September 30, 2006, to $15.46 at December 31, 2006, after giving effect to the dividend of $0.075 per common share and per warrant, excluding 15,694,800 common shares subject to the share issuance agreement. The return for the year to date represents the internal rate of return of the converted book value per share from $11.86 at December 31, 2005 to $15.46 at December 31, 2006, after giving effect to the quarterly dividends and excluding the common shares subject to the share issuance agreement. For these purposes fully converted book value per share assumes that the warrants are not exercised if the book value per share is less than the strike price.

    Earnings Conference Call:

    Montpelier Re executives will conduct a conference call, including a question and answer period, on Thursday, February 15, 8.30 a.m.
Eastern Time.

    The presentation will be available via a live audio webcast accessible at www.montpelierre.bm or by dialing 1-877-407-0782
(toll-free) or 201-689-8567 (international). A telephone replay of the conference call will be available through March 15, 2007 by dialing 1-877-660-6853 (toll-free) or 1-201-612-7415 (international) and entering the account # 286 and the conference ID # 227515.

    Montpelier Re Holdings Ltd., through its operating subsidiary
Montpelier Reinsurance Ltd., is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier's public filings with the Securities and Exchange Commission.

    Application of the Safe Harbor of the Private Securities
Litigation Reform Act of 1995:

    This press release contains, and Montpelier Re may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Montpelier's control, that could cause actual results to differ materially from such statements. In particular, statements using words such as "may," "should," "estimate," "expect," "anticipate," "intend," "believe," "predict," "potential," or words of similar import generally involve forward-looking statements.

    Important events and uncertainties that could cause the actual results, future dividends or future common share repurchases to differ include, but are not necessarily limited to: market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedants and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to among other things increased retentions by cedants and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices. These and other events that could cause actual results to differ are discussed in detail in "Risk Factors" contained in our annual report on Form 10-K for the year ended December 31, 2005 and our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2006, June 30, 2006, and September 30, 2006 which we have filed with the Securities and Exchange Commission.

    Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.


                     MONTPELIER RE HOLDINGS LTD.
                     CONSOLIDATED BALANCE SHEETS
            (millions, except share and per share amounts)



                                              As at          As at
                                           December 31,  December 31,
                                               2006          2005
                                          -------------- -------------
Assets                                     (Unaudited)     (Audited)

Investments and cash:
Fixed maturities, at fair value           $   2,507.5     $ 2,307.1
Equity investments, at fair value               203.1         113.5
Other investments, at estimated fair
 value                                           27.1          31.6
Cash and cash equivalents                       348.6         450.2
                                          ------------   -----------

Total investments and cash                    3,086.3       2,902.4

Unearned premium ceded                           44.5          83.8
Premiums receivable                             171.7         270.9
Investment trades pending                         0.1           4.7
Securities lending collateral                   315.7         315.6
Funds withheld                                    1.5           1.5
Deferred acquisition costs                       30.3          53.4
Reinsurance receivable on paid losses             7.8          55.6
Reinsurance recoverable on unpaid losses        197.3         305.7
Accrued investment income                        22.6          22.1
Other assets                                     20.8          44.0
                                          ------------   -----------

Total Assets                              $   3,898.6     $ 4,059.7
                                          ============   ===========

Liabilities

Loss and loss adjustment expense reserves     1,089.2       1,781.9
Unearned premium                                219.2         262.8
Reinsurance balances payable                     77.2         205.1
Securities lending payable                      315.7         315.6
Debt                                            427.3         249.1
Accounts payable, accrued expenses and
 other liabilities                               29.8          16.4
Dividends payable                                 8.9           7.2
                                          ------------   -----------

 Total Liabilities                        $   2,167.3     $ 2,838.1
                                          ------------   -----------

Minority Interest - Blue Ocean preferred
 shares                                          61.6          54.2
Minority Interest - Blue Ocean common
 shares                                         176.8         109.7
                                          ------------   -----------
 Total Minority Interest                        238.4         163.9
                                          ------------   -----------

Shareholders' Equity
Common voting shares and additional paid-
 in capital                                   1,819.4       1,715.1
Accumulated other comprehensive income
 (loss)                                          49.5          (9.1)
Retained deficit                               (376.0)       (648.3)
                                          ------------   -----------

 Total Shareholders' Equity                   1,492.9       1,057.7
                                          ------------   -----------

Total Liabilities, Minority Interest and
 Shareholders' Equity                     $   3,898.6     $ 4,059.7
                                          ============   ===========


Common voting shares outstanding (000's)
 (1)                                          111,776 sh     89,178 sh
Common voting and common equivalent
 shares outstanding (000's) (1)               112,249        89,188

Book value per share:

 Basic book value per common voting share $     15.54     $   11.86
                                          ============   ===========
 Fully converted book value per common
  voting and common equivalent share      $     15.46     $   11.86
                                          ============   ===========

(1) Includes shares subject to issuance agreement of 15,694,800 at December 31, 2006.


                     MONTPELIER RE HOLDINGS LTD.
    CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                 (millions, except per share amounts)

                               Three Months Ended      Year Ended
                                   December 31,        December 31,
                                   (Unaudited)         (Unaudited)
                                 2006      2005     2006      2005
                               ---------- -------- -------- ----------

Underwriting revenues

Gross premiums written         $    85.4  $ 106.8  $ 727.5  $   978.7
Reinsurance premiums ceded         (32.2)   (98.5)  (148.9)    (221.7)
                               ---------- -------- -------- ----------
Net premiums written                53.2      8.3    578.6      757.0

Gross premiums earned              191.6    224.4    771.2    1,003.4
Ceded reinsurance premiums
 earned                            (42.6)   (64.9)  (188.1)    (154.9)
                                ---------  -------  -------  ---------
Net premiums earned                149.0    159.5    583.1      848.5

Loss and loss adjustment
 expenses                           13.1    190.2    172.6    1,510.7
Acquisition costs                   21.7     35.8    112.8      166.3
General and administrative
 expenses                           18.4      8.9     66.0       26.0

                               ---------- -------- -------- ----------
Underwriting income (loss)          95.8    (75.4)   231.7     (854.5)
                               ---------- -------- -------- ----------

Net investment income               33.5     26.0    125.8       87.1
Financing expense                    7.3      4.6     28.2       17.0
Other income                         4.2      0.8      9.5        0.8
Other expense                        2.7        -     13.8          -
Minority interest                   12.9        -     39.3          -

                               ---------- -------- -------- ----------
Operating income (loss) (2)        110.6    (53.2)   285.7     (783.6)
                               ---------- -------- -------- ----------

Net realized gains (losses)          6.3     (5.7)     4.0       40.6
Foreign exchange                     5.4     (2.1)    13.3      (10.0)

                               ---------- -------- -------- ----------
Net income (loss)              $   122.3  $ (61.0) $ 303.0  $  (753.0)
                               ---------- -------- -------- ----------

Other comprehensive income
 (loss) items                       17.7     (5.8)    58.6      (64.1)

                               ---------- -------- -------- ----------
Comprehensive income (loss)    $   140.0  $ (66.8) $ 361.6  $  (817.1)
                               ========== ======== ======== ==========

Earnings (loss) per share:

Basic income (loss) per share  $    1.27  $ (0.68) $  3.25  $  (10.49)
Diluted income (loss) per
 share                         $    1.26  $ (0.68) $  3.23  $  (10.49)

Diluted operating income (loss)
 per share (2)                 $    1.14  $ (0.60) $  3.05  $  (10.92)
Diluted comprehensive income
 (loss) per share              $    1.44  $ (0.75) $  3.86  $  (11.39)

Insurance ratios:

Loss ratio                           8.8%   119.2%    29.6%     178.0%
Expense ratio                       26.9%    28.0%    30.7%      22.7%
                               ---------- -------- -------- ----------
Combined ratio                      35.7%   147.2%    60.3%     200.7%
                               ========== ======== ======== ==========

(2) Excludes realized gains and losses and movement in unrealized gains and losses on investments, and foreign exchange


    CONTACT: Montpelier Re Holdings Ltd.
             Investors:
             William Pollett, 441-297-9576
             SVP & Treasurer
             or
             Media:
             Jeannine Klein Menzies, 441-297-9570
             Corporate Affairs Manager